Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2019 Fourth Quarter and Full Year Results

Board Declares Quarterly Dividend

Company Plans to Return Approximately $700 Million in Capital to Shareholders Through Share Repurchase and Dividend Programs in Fiscal 2020

NEW YORK--(BUSINESS WIRE)--August 15, 2019--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal fourth quarter and year ended June 29, 2019.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said, “Fiscal 2019 was a year of meaningful evolution for Tapestry. We experienced ongoing strength in our business internationally, while navigating a volatile backdrop in North America. Importantly, we made significant progress on our strategic initiatives, most notably building the foundation of our distinctive multi-brand platform. We generated the anticipated synergies from the successful integration of Kate Spade into our portfolio, which funded, in part, material investments in systems as well as our international development through distributor acquisitions and new store openings in key regions. We also made key additions to Tapestry’s leadership team. Taken together, we believe these actions will underpin our near and long term growth objectives.”

“Coach - our largest and most globally diversified brand - had a strong year, driven by growth in our international and digital channels, while outperforming the direct competition in North America. We understand that driving sustainable growth at Coach is essential to the success of Tapestry overall and are proud of the brand’s performance, highlighted by seven consecutive quarters of positive comparable store sales.”

“In addition, we made important advancements at Stuart Weitzman, across people, processes and product to address the challenges in the business, driving a return to topline growth in Fiscal 2019. We’ve also successfully expanded the brand internationally through regional distributor acquisitions and new store openings, with a focus on China, where we are just beginning to tap into this tremendous growth opportunity for the brand.”

“At Kate Spade, the most significant milestone of the year was the debut of Nicola Glass’s creative vision, reimagining the brand while staying true to its unique positioning, heritage and DNA. We are incredibly confident in this vision, supported by the emerging positive signs we are seeing, notably in the new brand codes and evolved product in the full price business. That said, the brand’s financial results did not meet our expectations and more time is required to drive a positive inflection in the business, particularly in light of the traffic-challenged and competitive retail environment in North America. We acknowledge that there are opportunities to improve performance and we are addressing those areas with a sense of urgency.”

“Most broadly, we remain steadfast in our strategic vision and focused on maximizing the benefits of our global, multi-brand platform, while continuing to drive strength in our core Coach brand. Our conviction is reflected, in part, by the $1 billion share repurchase program we established and began to implement in the fourth fiscal quarter. Together with our annual dividend, this underscores our confidence in driving long-term, sustainable growth and commitment to returning capital to shareholders.”

Returning Capital to Shareholders:

During the fourth fiscal quarter, the Company commenced its share buyback program, repurchasing approximately 3.4 million shares of its common stock at an average cost of $29.31 for a total of approximately $100 million. Therefore, for the fiscal year, the Company returned approximately $490 million to shareholders through dividends and share repurchases. At the end of the period, $900 million remained under the Company's current repurchase authorization. The Company plans to return approximately $700 million to shareholders in Fiscal 2020 through dividends and share repurchases.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on September 30, 2019 to shareholders of record as of the close of business on September 6, 2019.

Non-GAAP Reconciliation:

During the fiscal fourth quarter, the Company recorded certain charges associated with its Integration and Acquisition activities and ERP implementation efforts. Taken together, these items decreased the Company’s fourth quarter reported net income by approximately $27 million or about $0.10 per diluted share. On a full year basis, these items, together with the impact associated with Tax Legislation changes, reduced the Company’s reported net income by $105 million or about $0.36 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Overview of Fourth Quarter 2019 Tapestry, Inc. Results:

  Net sales totaled $1.51 billion for the fourth fiscal quarter as compared to $1.48 billion in the prior year, an increase of 2% on a reported basis and 4% in constant currency.
  Gross profit totaled $999 million on a reported basis, while gross margin for the quarter was 66.0% compared to $1.00 billion and 67.5%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $1.02 billion, while gross margin was 67.3% as compared to $1.01 billion and 67.9%, respectively, in the prior year.
  SG&A expenses totaled $829 million on a reported basis and represented 54.8% of sales compared to $815 million and 54.9%, respectively in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $797 million and represented 52.7% of sales as compared to approximately $780 million and 52.6%, respectively, in the year-ago period.
  Operating income totaled $170 million on a reported basis, while operating margin was 11.2% versus $187 million and an operating margin of 12.6% in the prior year. On a non-GAAP basis, operating income was $221 million, while operating margin was 14.6% versus $228 million and an operating margin of 15.3% in the prior year.
  Net interest expense was $11 million in the quarter as compared to $14 million in the year ago period.
  Net income for the quarter was $149 million on a reported basis, with earnings per diluted share of $0.51. This compared to net income of $212 million with earnings per diluted share of $0.73 in the prior year period. The reported tax rate for the quarter of 6.4% compared to the prior year reported rate of (22.5)%, which included favorable tax impacts associated with tax legislation changes as well as a one-time reversal of valuation allowances. On a non-GAAP basis, net income for the quarter totaled $175 million, with earnings per diluted share of $0.61. This compared to non-GAAP net income of $176 million with earnings per diluted share of $0.60 in the prior year period. The non-GAAP tax rate for the quarter was 16.4% compared to 17.4% in the prior year.
  Inventory was $778 million at the end of quarter versus ending inventory of $674 million in the year ago period.

Fourth fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach Fourth Quarter 2019 Results:

  Net sales for Coach totaled $1.10 billion for the fourth fiscal quarter even with the prior year on a reported basis, or an increase of 2% on a constant currency basis. Global comparable store sales increased 2%, including a benefit of approximately 150 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $765 million, while gross margin was 69.7% on a reported and non-GAAP basis. This compared to reported gross profit and margin in the prior year of $762 million and 69.3%, respectively. On a non-GAAP basis, gross profit was $765 million, while gross margin was 69.6% in the prior year’s fourth quarter.
  SG&A expenses for Coach were $465 million on a reported basis and represented 42.4% of sales. On a non-GAAP basis, SG&A expenses were $464 million and represented 42.3% of sales. This compared to expenses of $471 million or 42.9% of sales in the year-ago quarter on both a reported and non-GAAP basis.
  Operating income for Coach totaled $300 million compared to reported operating income of $291 million in the prior year, while operating margin was 27.3% versus 26.4% a year ago. On a non-GAAP basis, operating income was $301 million compared to $294 million in the prior year, while operating margin was 27.5% versus 26.8% a year ago.

Kate Spade Fourth Quarter 2019 Results:

  Net sales for Kate Spade totaled $332 million for the fourth fiscal quarter as compared to $312 million in the prior year, an increase of 6% on a reported basis and 7% in constant currency. Global comparable store sales declined 6%, including the positive impact of approximately 600 basis points from global e-commerce.
  Gross profit for Kate Spade totaled $206 million on a reported basis, while gross margin for the quarter was 62.0% as compared to $203 million and 65.1%, respectively, in the prior year. On a non-GAAP basis, fourth quarter gross profit was $206 million, while gross margin was 62.2% as compared to $203 million and 65.2%, respectively, in the year ago period.
  SG&A expenses for Kate Spade were $180 million on a reported basis and represented 54.2% of sales. This compared to reported SG&A expenses of $170 million in the year ago period, which represented 54.5% of sales. On a non-GAAP basis, SG&A expenses were $175 million and represented 52.9% of sales. This compared to expenses of $163 million or 52.3% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $26 million on a reported basis, representing an operating margin of 7.8%. This compared to operating income of $33 million and an operating margin of 10.6% on a reported basis in the year ago period. On a non-GAAP basis, operating income totaled $31 million, while operating margin was 9.3%. This compared to operating income of $40 million and an operating margin of 12.9% on a non-GAAP basis in the previous year.

Stuart Weitzman Fourth Quarter 2019 Results:

  Net sales for Stuart Weitzman totaled $85 million for the fourth fiscal quarter compared to $73 million reported in the same period of the prior year, an increase of 17% on a reported basis and 20% in constant currency.
  Gross profit for Stuart Weitzman totaled $29 million on a reported basis, while gross margin for the quarter was 33.7% as compared to $37 million and 50.3%, respectively, in the prior year. On a non-GAAP basis, fourth quarter gross profit was $47 million, while gross margin was 54.8% as compared to $39 million and 53.5%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $59 million on a reported basis and represented 69.4% of sales as compared to $57 million or 77.8% of sales in the prior year’s fourth quarter. On a non-GAAP basis, SG&A expenses were approximately $56 million or 66.2 % of sales as compared to $55 million or 75.9% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $30 million on a reported basis, while operating margin was (35.7)% versus a loss of $20 million and (27.5)%, respectively, in the prior year. On a non-GAAP basis, the operating loss was $10 million or (11.4)% of sales versus a loss of $16 million or (22.5)% of sales, respectively, in the prior year.

Overview of Full Year 2019 Tapestry, Inc. Results:

  Net sales totaled $6.03 billion for the full year 2019 as compared to $5.88 billion in the prior year, an increase of 3% on a reported basis and 4% in constant currency.
  Gross profit totaled $4.05 billion on a reported basis, while gross margin was 67.3% compared to $3.85 billion and 65.5%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $4.08 billion, while gross margin was 67.7% as compared to $3.96 billion and 67.4%, respectively, in the prior year.
  SG&A expenses totaled $3.24 billion on a reported basis and represented 53.8% of sales compared to $3.18 billion and 54.0%, respectively in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $3.14 billion and represented 52.0% of sales as compared to approximately $2.97 billion and 50.6%, respectively, in the year-ago period.
  Operating income totaled $814 million on a reported basis, while operating margin was 13.5% versus $671 million and an operating margin of 11.4% in the prior year. On a non-GAAP basis, operating income was $945 million, while operating margin was 15.7% versus $992 million and an operating margin of 16.9% in the prior year.
  Net interest expense was $48 million as compared to $74 million a year ago.
  Net income totaled $643 million on a reported basis, with earnings per diluted share of $2.21. This compared to net income of $398 million with earnings per diluted share of $1.38 in the prior year period. The reported tax rate for the year of 16.0% compared to the prior year reported rate of 33.4%. On a non-GAAP basis, net income totaled $749 million, with earnings per diluted share of $2.57. This compared to non-GAAP net income of $760 million with earnings per diluted share of $2.63 in the prior year. The non-GAAP tax rate for the year was 16.6% compared to 17.2% in the prior year.

Full Year 2019 results in each of the Company’s reportable segments were as follows:

Coach Full Year 2019 Results:

  Net sales for Coach totaled $4.27 billion as compared to $4.22 billion in the prior year on a reported basis, or an increase of 2% on a constant currency basis. Global comparable store sales increased 2%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $3.00 billion, while gross margin was 70.2% on a reported and non-GAAP basis. This compared to reported gross profit and margin in the prior year of $2.93 billion and 69.4%, respectively. On a non-GAAP basis, gross profit was $2.94 billion, while gross margin was 69.5% in the prior year.
  SG&A expenses for Coach were $1.85 billion on a reported basis and represented 43.3% of sales. On a non-GAAP basis, SG&A expenses were $1.84 billion and represented 43.1% of sales. This compared to expenses of $1.81 billion or 43.0% of sales a year-ago on both a reported and non-GAAP basis.
  Operating income for Coach totaled $1.15 billion compared to reported operating income of $1.12 billion in the prior year, while operating margin was 26.9% versus 26.5% a year ago. On a non-GAAP basis, operating income was $1.16 billion compared to $1.12 billion in the prior year, while operating margin was 27.1% versus 26.6% a year ago.

Kate Spade Full Year 2019 Results:

  Net sales for Kate Spade totaled $1.37 billion as compared to $1.28 billion in the prior year, an increase of 6% on a reported basis and 7% in constant currency. Global comparable store sales declined 7%, including the positive impact of approximately 400 basis points from global e-commerce.
  Gross profit for Kate Spade totaled $864 million on a reported basis, while gross margin was 63.2% as compared to $706 million and 54.9%, respectively, in the prior year. On a non-GAAP basis, gross profit was $870 million, while gross margin was 63.6% as compared to $812 million and 63.2%, respectively, in the year ago period.
  SG&A expenses for Kate Spade were $698 million on a reported basis and represented 51.1% of sales. This compared to reported SG&A expenses of $729 million in the year ago period, which represented 56.7% of sales. On a non-GAAP basis, SG&A expenses were $683 million and represented 50.0% of sales. This compared to expenses of $615 million or 47.9% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $166 million on a reported basis, representing an operating margin of 12.1%. This compared to operating loss of $23 million and an operating margin of (1.8)% on a reported basis a year ago. On a non-GAAP basis, operating income totaled $187 million, while operating margin was 13.6%. This compared to operating income of $197 million and an operating margin of 15.4% on a non-GAAP basis in the previous year.

Stuart Weitzman Full Year 2019 Results:

  Net sales for Stuart Weitzman totaled $389 million compared to $374 million reported in the same period of the prior year, an increase of 4% on a reported basis and 6% in constant currency.
  Gross profit for Stuart Weitzman totaled $194 million on a reported basis, while gross margin was 49.8% as compared to $211 million and 56.5%, respectively, in the prior year. On a non-GAAP basis, gross profit was $213 million, while gross margin was 54.8% as compared to $217 million and 58.1%, respectively, a year ago.
  SG&A expenses for Stuart Weitzman were $245 million on a reported basis and represented 62.9% of sales as compared to $212 million or 56.7% of sales the prior year. On a non-GAAP basis, SG&A expenses were approximately $230 million or 59.0% of sales as compared to $204 million or 54.6% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $51 million on a reported basis, while operating margin was (13.1)%. This compared to a slight operating loss or margin of (0.1)% on a reported basis in the prior year. On a non-GAAP basis, the operating loss was $17 million or (4.3)% of sales versus operating income of $13 million or 3.5% of sales, respectively, in the prior year.

Mr. Luis added, “Looking ahead, we are revising our outlook for Fiscal 2020 to reflect the current trends in our business, notably at Kate Spade. We believe this is prudent, particularly in light of the uncertain environment in North America, and as we build the brand’s global awareness. That said, we understand it’s critical to act swiftly and decisively, applying our learnings, to drive positive change. As part of this strategy, we are deliberately pulling back on the number of new store openings for the brand while we seek to focus on maximizing productivity.”

“Importantly, with continued momentum at the Coach brand, our top priority is to fuel an acceleration in our acquired businesses to unlock the power of our multi-brand platform. Therefore, while our long-term vision is unchanged, we are modifying our capital allocation policy in Fiscal 2020, dedicating our resources to driving organic growth, and do not expect to pursue strategic acquisitions. In addition, we plan to increase the capital we return to shareholders, repurchasing approximately $300 million of common stock while maintaining our annual dividend, resulting in a total payout of nearly $700 million. Overall, we remain confident in the potential of our brands and the operating model we’ve built.”

Fiscal Year and First Quarter 2020 Outlook

The following outlook is provided on a non-GAAP basis and replaces all previous guidance.

The Company expects revenues for Fiscal 2020 to increase at a low-single-digit rate from Fiscal 2019. In addition, the Company projects earnings per diluted share to be approximately even with prior year. The primary change from the prior outlook is the expectation for more modest topline growth at Kate Spade in North America, impacting the Company’s ability to leverage its strategic investments and fixed costs. Importantly, the Company continues to expect top and bottom line growth at Coach and profitability improvements at Stuart Weitzman in Fiscal 2020. Net interest expense for the year is expected to be $45 to $50 million and the full year Fiscal 2020 tax rate is projected to be in the area of 17.5%.

For the first fiscal quarter, the Company projects revenues to be slightly below prior year and earnings per diluted share to decline on a year-over-year basis. The outlook for the first fiscal quarter includes the continued impact of the Company’s foundational strategic initiatives, including investments in new stores openings, distributor buybacks as well as systems.

Fiscal Year 2020 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to Integration and Acquisition, costs associated with the Company’s ERP implementation, and the impact of select store closures that have not yet occurred as the Company continues to refine its plan and the related estimate and timing of costs that will be incurred. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2020 guidance.

This Fiscal 2020 non-GAAP guidance excludes (1) expected pre-tax charges of approximately $30 to $40 million attributable to the Company’s ERP implementation efforts; (2) estimated pre-tax Integration and Acquisition charges of approximately $20 to $30 million; (3) projected charges related to select store closures as the Company seeks to optimize its fleet; and (4) the impact from the new lease accounting standard, ASU 2016-02 “Leases (Topic 842),” which the Company will adopt in the first fiscal quarter of 2020.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, August 15, 2019. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 3592098. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 3592098. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

The Company expects to report Fiscal 2020 first quarter results on Tuesday November 5, 2019. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2020 Outlook,” and statements regarding the Company’s planned share repurchase program and anticipated dividend payments for future quarters, as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Years Ended June 29, 2019 and June 30, 2018
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net sales	$1,513.7	$1,483.7	$6,027.1	$5,880.0

Cost of sales	514.5	481.9	1,973.4	2,031.5

Gross Profit	999.2	1,001.8	4,053.7	3,848.5

Selling, general and administrative expenses	829.3	814.6	3,239.6	3,177.7

Operating income	169.9	187.2	814.1	670.8

Interest expense, net	11.0	14.4	47.9	74.0

Income before provision for income taxes	158.9	172.8	766.2	596.8

Provision for income taxes	10.0	(38.9)	122.8	199.3

Net income	$148.9	$211.7	$643.4	$397.5

Net income per share:

Basic	$0.51	$0.74	$2.22	$1.39

Diluted	$0.51	$0.73	$2.21	$1.38

Shares used in computing net income per share:

Basic	289.1	287.9	289.4	285.4

Diluted	289.8	291.3	290.8	288.6

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended June 29, 2019 and June 30, 2018
(in millions, except per share data)
(unaudited)

	June 29, 2019
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Impact of Tax Legislation	Non-GAAP Basis (Excluding Items)

Gross profit	$ 999.2	$ —	$ (18.7)	$ —	$ 1,017.9

Selling, general and administrative expenses	829.3	11.8	20.4	—	797.1

Operating income	169.9	(11.8)	(39.1)	—	220.8

Income before provision for income taxes	158.9	(11.8)	(39.1)	—	209.8

Provision for income taxes	10.0	(3.1)	(21.3)	—	34.4

Net income	148.9	(8.7)	(17.8)	—	175.4

Diluted net income per share	0.51	(0.03)	(0.07)	—	0.61

	June 30, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(3)	Integration & Acquisition(2)	Impact of Tax Legislation(4)	Non-GAAP Basis (Excluding Items)

Gross profit	$ 1,001.8	$ —	$ (5.5)	$ —	$ 1,007.3

Selling, general and administrative expenses	814.6	10.0	24.8	—	779.8

Operating income	187.2	(10.0)	(30.3)	—	227.5

Income before provision for income taxes	172.8	(10.0)	(30.3)	—	213.1

Provision for income taxes	(38.9)	(3.1)	(51.4)	(21.4)	37.0

Net income	211.7	(6.9)	21.1	21.4	176.1

Diluted net income per share	0.73	(0.03)	0.09	0.07	0.60

(1) Amounts as of June 29, 2019 represent technology implementation costs.

(2) Amounts as of June 29, 2019 represent charges attributable to acquisition and integration costs related to:

- One-time write off of inventory - Professional fees - Organization-related costs

Amounts as of June 30, 2018 represent charges attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, the acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. Provision for income taxes has been favorably impacted as a result of the reversal of certain valuation allowances that were established during purchase accounting. These charges include:

- Professional fees - Limited life purchase accounting adjustments - Organizational costs as a result of integration

(3) Amounts as of June 30, 2018 represent technology infrastructure costs.

(4) Amounts as of June 30, 2018 represent charges due to the net impact of the transition tax and re-measurement of deferred tax balances.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended June 29, 2019 and June 30, 2018
(in millions, except per share data)
(unaudited)

	June 29, 2019
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$ 4,053.7	$ —	$ (27.8)	$ —	$ 4,081.5

Selling, general and administrative expenses	3,239.6	36.9	66.6	—	3,136.1

Operating income	814.1	(36.9)	(94.4)	—	945.4

Income before provision for income taxes	766.2	(36.9)	(94.4)	—	897.5

Provision for income taxes	122.8	(9.4)	(25.8)	9.2	148.8

Net income	643.4	(27.5)	(68.6)	(9.2)	748.7

Diluted net income per share	2.21	(0.09)	(0.24)	(0.03)	2.57

	June 30, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(4)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$ 3,848.5	$ —	$ (116.4)	$ —	$ 3,964.9

Selling, general and administrative expenses	3,177.7	19.5	185.2	—	2,973.0

Operating income	670.8	(19.5)	(301.6)	—	991.9

Income before provision for income taxes	596.8	(19.5)	(301.6)	—	917.9

Provision for income taxes	199.3	(6.2)	(130.7)	178.2	158.0

Net income	397.5	(13.3)	(170.9)	(178.2)	759.9

Diluted net income per share	1.38	(0.05)	(0.58)	(0.62)	2.63

(1) Amounts as of June 29, 2019 primarily represent technology implementation costs.

(2) Amounts as of June 29, 2019 represent charges attributable to acquisition and integration costs related to:

- Organization-related costs - Professional fees - One-time write off of inventory - Limited life purchase accounting adjustments

Amounts as of June 30, 2018 represent charges attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, and to a lesser extent the acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. Provision for income taxes has been favorably impacted as a result of the reversal of certain valuation allowances that were established during purchase accounting. These charges include:

- Limited life purchase accounting adjustments
- Professional fees
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Organizational costs as a result of integration
- Inventory reserves established for the destruction of inventory

(3) Amounts as of June 29, 2019 represent charges primarily due to the transition tax related to foreign earnings deemed to be repatriated.
Amounts as of June 30, 2018 represent charges due to the net impact of the transition tax and re-measurement of deferred tax balances.

(4) Amounts as of June 30, 2018 primarily represent technology infrastructure costs.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended June 29, 2019 and June 30, 2018
(in millions)
(unaudited)

	June 29, 2019
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		0.1	(0.9)	(17.9)	—
Gross profit	$ 999.2	$ 0.1	$ (0.9)	$ (17.9)	$ —	$ 1,017.9

SG&A expenses
Integration & Acquisition		1.6	4.4	2.8	11.6
ERP Implementation		—	—	—	11.8
SG&A expenses	$ 829.3	$ 1.6	$ 4.4	$ 2.8	$ 23.4	$ 797.1

Operating income	$ 169.9	$ (1.5)	$ (5.3)	$ (20.7)	$ (23.4)	$ 220.8

	June 30, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(3.1)	(0.1)	(2.3)	—
Gross profit	$ 1,001.8	$ (3.1)	$ (0.1)	$ (2.3)	$ —	$ 1,007.3

SG&A expenses
Integration & Acquisition		0.3	7.1	1.3	16.1
Operational Efficiency Plan		—	—	—	10.0
SG&A expenses	$ 814.6	$ 0.3	$ 7.1	$ 1.3	$ 26.1	$ 779.8

Operating income	$ 187.2	$ (3.4)	$ (7.2)	$ (3.6)	$ (26.1)	$ 227.5

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Years Ended June 29, 2019 and June 30, 2018
(in millions)
(unaudited)

	June 29, 2019
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(1.9)	(6.3)	(19.6)	—
Gross profit	$ 4,053.7	$ (1.9)	$ (6.3)	$ (19.6)	$ —	$ 4,081.5

SG&A expenses
Integration & Acquisition		7.1	14.5	15.0	30.0
ERP Implementation		—	—	—	36.9
SG&A expenses	$ 3,239.6	$ 7.1	$ 14.5	$ 15.0	$ 66.9	$ 3,136.1

Operating income	$ 814.1	$ (9.0)	$ (20.8)	$ (34.6)	$ (66.9)	$ 945.4

	June 30, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(4.1)	(106.5)	(5.8)	—
Gross profit	$ 3,848.5	$ (4.1)	$ (106.5)	$ (5.8)	$ —	$ 3,964.9

SG&A expenses
Integration & Acquisition		0.5	113.7	7.8	63.2
Operational Efficiency Plan		—	—	—	19.5
SG&A expenses	$ 3,177.7	$ 0.5	$ 113.7	$ 7.8	$ 82.7	$ 2,973.0

Operating income	$ 670.8	$ (4.6)	$ (220.2)	$ (13.6)	$ (82.7)	$ 991.9

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to Integration & Acquisition-Related Costs and ERP Implementation-Related costs for Tapestry, Inc. and separately by segment and the impact of tax legislation for Tapestry, Inc.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment and gross margin for the Stuart Weitzman segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 27, 2020 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
SEGMENT INFORMATION
For the Quarters and Years Ended June 29, 2019 and June 30, 2018
(in millions)
(unaudited)

	Coach	Kate Spade	Stuart Weitzman	Corporate	Total
Three Months Ended June 29, 2019

Net sales	$ 1,096.6	$ 331.9	$ 85.2	$ —	$ 1,513.7
Gross profit	764.9	205.6	28.7	—	999.2
Operating income (loss)	299.5	25.6	(30.4)	(124.8)	169.9
Income (loss) before provision for income taxes	299.5	25.6	(30.4)	(135.8)	158.9

Three Months Ended June 30, 2018

Net sales	$ 1,098.9	$ 311.9	$ 72.9	$ —	$ 1,483.7
Gross profit	762.1	203.1	36.6	—	1,001.8
Operating income (loss)	290.5	33.1	(20.0)	(116.4)	187.2
Income (loss) before provision for income taxes	290.5	33.1	(20.0)	(130.8)	172.8

Year Ended June 29, 2019

Net sales	$ 4,270.9	$ 1,366.8	$ 389.4	$ —	$ 6,027.1
Gross profit	2,996.4	863.6	193.7	—	4,053.7
Operating income (loss)	1,148.4	165.7	(51.2)	(448.8)	814.1
Income (loss) before provision for income taxes	1,148.4	165.7	(51.2)	(496.7)	766.2

Year Ended June 30, 2018

Net sales	$ 4,221.5	$ 1,284.7	$ 373.8	$ —	$ 5,880.0
Gross profit	2,931.5	705.7	211.3	—	3,848.5
Operating income (loss)	1,117.2	(22.7)	(0.3)	(423.4)	670.8
Income (loss) before provision for income taxes	1,117.2	(22.7)	(0.3)	(497.4)	596.8

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 29, 2019 and June 30, 2018
(in millions)

	(unaudited)	(audited)
	June 29, 2019	June 30, 2018
ASSETS

Cash, cash equivalents and short-term investments	$ 1,233.8	$ 1,250.0
Receivables	298.1	314.1
Inventories	778.3	673.8
Other current assets	246.6	194.7

Total current assets	2,556.8	2,432.6

Property and equipment, net	938.8	885.4
Other noncurrent assets	3,381.7	3,360.3

Total assets	$ 6,877.3	$ 6,678.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 243.6	$ 264.3
Accrued liabilities	673.6	673.2
Current debt	0.8	0.7

Total current liabilities	918.0	938.2

Long-term debt	1,601.9	1,599.9
Other liabilities	844.0	895.6

Stockholders' equity	3,513.4	3,244.6

Total liabilities and stockholders' equity	$ 6,877.3	$ 6,678.3

TAPESTRY, INC.
STORE COUNT
At March 30, 2019 and June 29, 2019
(unaudited)

	As of	Acquired			As of
Directly-Operated Store Count:	March 30, 2019	Stores	Openings	(Closures)	June 29, 2019

Coach
North America	392	—	1	(2)	391
International	589	—	16	(10)	595

Kate Spade
North America	212	—	2	(1)	213
International	181	—	15	(2)	194

Stuart Weitzman
North America	70	—	1	—	71
International	58	12	6	—	76
TAPESTRY, INC.
STORE COUNT
At June 30, 2018 and June 29, 2019
(unaudited)

	As of	Acquired			As of
Directly-Operated Store Count:	June 30, 2018	Stores	Openings	(Closures)	June 29, 2019

Coach
North America	402	—	4	(15)	391
International	585	—	44	(34)	595

Kate Spade
North America	200	—	24	(11)	213
International	142	21	44	(13)	194

Stuart Weitzman
North America	68	—	5	(2)	71
International	35	18	23	—	76

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com